UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  April 1, 2013 (March 28, 2013)

CHINA POLYPEPTIDE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-151148	20-8731646
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 11 Jiangda Road

Jianghan Economic Development Zone

Wuhan 430023

People’s Republic of China

(Address of Principal Executive Offices)

(86) 27 8351-8396

(Registrant’s Telephone Number, Including Area Code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 28, 2013, Ms. Lirong Hu, a director, and the interim Chief Financial Officer (“CFO”) of China Polypeptide Group Inc. (the “Company”) resigned from the position of the director due to her health condition, which has made it difficult for her to perform the responsibilities associated with the two positions. She, however, will continue to hold the position of interim Chief Financial Officer. The resignation is effective as of March 28, 2013. Ms. Lirong Hu’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Effective on March 28, 2013, to fill the vacancy created by Ms. Hu’s resignation, the board of directors of the Company, appointed Mr. Kaichao Peng to serve as a director, until the next annual meeting of stockholders of the Company or until his respective successor has been duly elected and qualified.

From 2003 untill present, Mr.Peng, age 51, has been serving as the vice director of the assets management center of Wuhan Tallyho Biological Product Co., Ltd, a wholly-owned indirect subsidiary of the Company. Mr. Peng is very familiar with the Company’s business operation and has been responsible for assisting Ms. Lirong Hu in supervising accounting, purchasing and logistic departments and managing the supply chains.

There was no understanding or arrangement between Mr. Peng and any other person pursuant to which Mr. Peng was elected as a director.

Mr. Peng is not related to any of the Company’s executive officers or directors, nor has he been a party to any transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K.

Currently we have not entered into any employment agreement with Mr. Peng for his newly appointed position.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Polypeptide Group, Inc.

Date: April 1, 2013

/s/ Yihua Zhan
Name: Yihua Zhan
Title: Chief Executive Officer